Registration No. 333-73746
MTN No. 588 Rule 424(b)(2)

PRICING SUPPLEMENT No. 36 Dated July 22, 2004 (To Prospectus dated August 13, 2003)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $700,000,000
Price to Public: 100%	Proceeds to HFC: 99.91%
Issue Date: July 29, 2004	Stated Maturity: July 27, 2007
Redeemable On or After: Not Applicable
Initial Interest Rate: 1.82%
Interest Rate Basis: LIBOR Telerate
Index Maturity: Three Months
Spread or Spread Multiplier: Plus .15% (+15 basis points)

Interest Payment Dates: Quarterly, on the 27th of October, January, April and July commencing October 27, 2004, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: The Second New York and London Business Day prior to each Interest Payment Date.

Agents	Principal Amount Purchased
HSBC Securities (USA) Inc.	$686,000,000	DTC 2467
Banc of America Securities LLC KeyBanc Capital Markets, A Division of McDonald Investments Inc.	$7,000,000 $7,000,000

Agent's Discount or Commission: .09%	CUSIP: 44181KS54